CityFed Financial Corp.
              Statement Regarding the Computation of Per Share Loss



                                                    THREE MONTHS ENDED
                                                         MARCH 31,

                                                  1998              1997
                                                  ----              ----
 Computation of Loss Per Share:

 Weighted average number of shares
     outstanding                                 18,714,646         18,714,646

 Loss applicable to  common stock:(1)

   From continuing operations                   $(2,094,000)       $(2,089,000)
                                                ===========       ============

   From discontinued operations                 $        -         $         -
                                                ===========        ===========

   Net loss                                     $(2,094,000)       $(2,289,000)
                                                ===========        ===========

 Basic loss per share:


   From continuing operations                        $(0.11)            $(0.11)
                                                     ======             ======

   From discontinued operations                      $    -             $    -
                                                     ======             ======

   Net loss                                          $(0.11)            $(0.11)

                                                     ======             ======


                             ----------------------

1 Losses applicable to Common Stock are net of preferred stock dividends for the three months ended March 31, 1998 and 1997 in the amount of $2,159,000 in each period.